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                        INVESTMENT MANAGEMENT AGREEMENT
                    FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

         THIS AGREEMENT is made this First day of June, 1999, by and between TIAA-CREF Institutional Mutual Funds (the "Fund"), a Delaware business trust, and Teachers Advisors, Inc. ("Advisors"), a Delaware corporation.

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and currently consists of seven series (known as the Institutional Bond Fund, Institutional Equity Index Fund, Institutional Growth and Income Fund, Institutional Growth Equity Fund, Institutional International Equity Fund, Institutional Money Market Fund and Institutional Social Choice Equity Fund (the "Current Funds")), and may consist of additional series or classes in the future (collectively, with the Current Funds, the "Funds");

         WHEREAS, Advisors is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         WHEREAS, the Fund desires to retain Advisors to render investment management services to the Fund, in the manner and on the terms and conditions set forth in this Agreement;

         WHEREAS, Advisors is willing to provide investment management services to the Fund in the manner and on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Fund and Advisors hereby agree as follows:

         1.      Appointment.

         The Fund hereby appoints Advisors to act as the Fund's investment manager for the periods and on the terms set forth herein. Advisors hereby accepts the appointment as investment manager, and agrees, subject to the supervision of the board of trustees of the Fund (the "Board"), to furnish the services and assume the obligations set forth in this Agreement for the compensation provided for herein.

         2.      Services as Investment Manager.

                 (a)      Generally.

                          (i)     As the Fund's investment manager, Advisors
shall be subject to: (1) the restrictions of the Declaration of Trust of the Fund, as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to the Funds' investment objectives, investment policies and investment restrictions as set forth in the currently

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effective (and as amended from time to time) registration statement of the Fund
(the "registration statement") under the Securities Act of 1933, as amended
(the "1933 Act") and the 1940 Act; and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

                          (ii)    Advisors shall, for all purposes herein, be
deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or a Fund in any way or otherwise be deemed an agent of the Fund or a Fund.

                          (iii)   Advisors shall, for purposes of this
Agreement, have and exercise full investment discretion and authority to act as agent for the Fund in buying, selling or otherwise disposing of or managing the Fund's investments, directly or through sub-advisers, subject to supervision by the Board.

                 (b)      Investment Advisory Services.

                          (i)     Advisors shall provide the Fund with such
investment research, advice and supervision as the Fund may from time to time consider necessary for the proper management of the assets of each Fund, shall furnish continuously an investment program for each Fund, shall determine which securities or other investments shall be purchased, sold or exchanged and what portions of each Fund shall be held in the various securities or other investments or cash, and shall take such steps as are necessary to implement an overall investment plan for each Fund, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

                          (ii)    The Fund has furnished or will furnish
Advisors with copies of the Fund's registration statement and Declaration of Trust, as currently in effect and agrees during the continuance of this Agreement to furnish Advisors with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Advisors will be entitled to rely on all documents furnished by the Fund.

                          (iii)   Advisors shall take, on behalf of each Fund,
all actions which it deems necessary to implement the investment policies of such Fund, and in particular, to place all orders for the purchase or sale of portfolio investments for the account of each Fund with brokers, dealers, futures commission merchants or banks selected by Advisors. Advisors also is authorized as the agent of the Fund to give instructions to any Service Provider serving as custodian of the Fund as to deliveries of securities and payments of cash for the account of each Fund. In selecting brokers or dealers and placing purchase and sale orders with respect to assets of a Fund, Advisors is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the current registration statement. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and other applicable provisions of law, Advisors may select brokers or dealers that are affiliated with Advisors or the Fund.





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                          (iv)    In addition to seeking the best price and
execution, Advisors may also take into consideration research and statistical information, wire, quotation and other services provided by brokers and dealers to Advisors. Advisors is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Advisors determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer, viewed in terms of either that particular transaction or Advisors' overall responsibilities with respect to each Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the currently effective registration statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Advisors will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Advisors in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

                          (v)     As part of carrying out its obligations to
manage the investment and reinvestment of the assets of each Fund consistent with the requirements under the 1940 Act, Advisors shall:

                          (1) Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Fund as set forth in the Fund's registration statement;

                          (2) Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Fund for approval, modification, or rejection by the Board;

                          (3) Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

                          (4) Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

                          (5) Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Fund;





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                          (6)     Maintain all required accounts, records,
                                  memoranda, instructions or authorizations relating to the acquisition or disposition of investments for each Fund and the Fund;

                          (7)     Furnish any personnel, office space,
                                  equipment and other facilities necessary for the operation of each Fund as contemplated in this Agreement;

                          (8) Provide the Fund with such accounting or other data concerning the Fund's investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission and any other regulatory entity;

                          (9) Assist in determining each business day the net asset value of the shares of each Fund in accordance with applicable law; and

                          (10) Enter into any written investment advisory or investment sub-advisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of Advisors' responsibilities (as specified in such investment advisory or investment sub-advisory contract) listed above.

                 (c) General Management Services. In connection with its general management services, Advisors shall assist in managing or supervising all aspects of the Fund's operations, including those services provided to the Fund directly by the Fund's custodian, transfer agent and fund administrator. Advisors' general management services shall include:

                          (1) Supervising the performance of custodians, transfer agents, fund administrators, and other persons in any capacity deemed to be necessary to the Fund's operations;

                          (2) Monitoring the calculation of the net asset value of each Fund at such times and in such manner as specified in the Fund's current registration statement and at such other times upon which the parties hereto may from time to time agree;

                          (3) Monitoring the portfolio accounting services to maintain the portfolio accounting records for each Fund;

                          (4) Supervising the preparation of all federal, state, and local tax returns and reports relating to each Fund;





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                          (5)     Preparing and making filings of, or
                                  supervising the preparation and filing of, the Fund's proxy materials, registration statements and post-effective amendments thereto, semi-annual and annual reports, Rule 24f-2 notices, and other required documents with the Securities and Exchange Commission and other federal and state authorities as may be required by applicable law;

                          (6) Preparing and filing or supervising the preparation and filing of notices to qualify the Fund's shares to be offered in such states;

                          (7) Maintaining such books and records of the Fund as may be required by applicable law, or supervising the maintenance by third parties of such books and records;

                          (8) Rendering to the Fund's Board such reports respecting the Fund as the Board may reasonably request; and

                          (9) Making available its officers to the Fund's Board for consultation and discussions regarding the management of the Fund.

                 Nothing in this Agreement shall be deemed to diminish the obligations of any agent of the Fund or other person not a party to this Agreement which is obligated to provide services to the Fund.

         3.      Allocation of Charges and Expenses.

                 (a) Advisors. Advisors assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, including the fees payable to any investment adviser or sub-adviser engaged pursuant to Section 2(b)(v)(10) of this Agreement, and shall at its own expense provide the office space, equipment and facilities that it is obligated to provide under this Agreement, and shall pay all compensation of officers of the Fund and all trustees of the Fund who are affiliated persons of Advisors, except as otherwise specified in this Agreement.

                 (b) Fund. The Fund shall bear all of the Fund's expenses including, but not limited to: compensation of Advisors under this Agreement, custodian fees; transfer agent fees; pricing costs (including the daily calculation of net asset value); fund accounting fees; outside counsel legal fees; expenses of shareholders' and/or trustees' meetings; cost of printing and mailing shareholder reports and proxy statements; costs of printing and mailing registration statements and updated prospectuses to current shareholders; costs in connection with the registration or qualification of the Fund's shares with federal and state securities authorities and the continued qualification of the Fund's shares for sale; expenses of all audits by the Fund's independent accountants, costs of filing reports with regulatory bodies; costs of the maintenance





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of the Fund's fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; the fees of any trade association of which the Fund is a member; fees and expenses of trustees who are not "interested persons" (as such term is defined in the 1940 Act) of the Fund (the "disinterested trustees"); brokerage commissions, dealer markups and other expenses incurred in the acquisition or disposition of any securities or other investments; costs, including the interest expense, of borrowing money; taxes; and extraordinary expenses (including extraordinary litigation expenses and extraordinary consulting expenses).

         4.      Compensation of Advisors.

                 (a) For the services rendered, the facilities furnished and expenses assumed by Advisors, the Fund shall pay to Advisors at the end of each calendar month a fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the following annual rates:

     Institutional Bond Fund  . . . . . . . . . . . . . . . . . . . . . . . . .  0.18%

     Institutional Equity Index Fund  . . . . . . . . . . . . . . . . . . . . .  0.18%

     Institutional Growth and Income Fund . . . . . . . . . . . . . . . . . . .  0.23%

     Institutional Growth Equity Fund . . . . . . . . . . . . . . . . . . . . .  0.23%

     Institutional International Equity Fund  . . . . . . . . . . . . . . . . .  0.27%

     Institutional Money Market Fund  . . . . . . . . . . . . . . . . . . . . .  0.15%

     Institutional Social Choice Equity Fund  . . . . . . . . . . . . . . . . .  0.19%

                 (b) Advisors's fee shall be accrued daily proportionately at 1/365th (1/366th for a leap year) of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of each Fund shall be determined in the manner and on the dates set forth in the Declaration of Trust or the current registration statement of the Fund and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

                 (c) In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

                 (d) During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this





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purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

         5. Limitation of Liability of Advisors. Advisors shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for (i) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (ii) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

         6.      Activities of Advisors.

                 (a) The services of Advisors are not deemed to be exclusive, and Advisors is free to render services to others, so long as Advisors's services under this Agreement are not impaired. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested persons of Advisors, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of Advisors are or may become similarly interested persons of the Fund, and that Advisors may become interested in the Fund as a shareholder or otherwise.

                 (b) It is agreed that Advisors may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. Advisors or its affiliates may use such information in managing their own accounts.
Conversely, such supplemental information obtained by the placement of business for Advisors or other entities advised by Advisors will be considered by and may be useful to Advisors in carrying out its obligations to the Fund.

                 (c) Nothing in this Agreement shall preclude the aggregation of orders for the sale or purchase of securities or other investments by two or more Funds of the Fund or by the Fund and other mutual funds, separate accounts, or other accounts (collectively, "Advisory Clients") managed by Advisors, provided that:

                          (i)     Advisors' actions with respect to the
aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, "no-action" letters, or otherwise; and

                          (ii)    Advisors' policies with respect to the
aggregation of orders for multiple Advisory Clients have been previously submitted and approved by the Board of Trustees of the Fund.

Neither Advisors, nor any of its directors, officers, or personnel, nor any person, firm, or corporation controlling, controlled by, or under common control with it shall act as a principal





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or receive any commission as agent in connection with the purchase or sale of assets for a Fund, except as may be permitted under applicable law.

         7.      Books and Records.

                 (a) Advisors hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 and Rule 2a-7 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 and Rule 2a-7 of the 1940 Act.

                 (b) Advisors agrees that all books and records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such books, records or information upon the Fund's request. All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Advisors's offices. The Fund or its authorized representative shall have the right to copy any records in the possession of Advisors that pertain to the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Fund free from any claim or assertion of rights by Advisors.

                 (c) Advisors further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Fund has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

         8.      Duration and Termination of this Agreement.

                 (a) This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and by the vote of a majority of the outstanding voting shares of each Fund. This Agreement shall come into full force and effect on the date which it is so approved, provided that it shall not become effective as to any subsequently created Fund until it has been approved by the Board specifically for such Fund. As to each Fund, the Agreement shall continue in effect for two years from the date on which it becomes effective and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for such Fund at least annually by: (i) the Board, or by the vote of a majority of the outstanding voting shares of such Fund; and (ii) a majority of those trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.





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                 (b)      This Agreement may be terminated at any time as to
any Fund or to all Funds, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting shares of the applicable Fund, or by Advisors, on 60 days written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different adviser is appointed with respect to a new Fund, the Agreement shall remain in effect with respect to the remaining Fund(s).

                 (c) This Agreement shall automatically terminate in the event of its assignment.

         9. Amendments of this Agreement. This Agreement may be amended as to each Fund by the parties only if such amendment is specifically approved by (i) the vote of a majority of outstanding voting shares of such Fund, and
(ii) a majority of those trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         10. Definitions of Certain Terms. The terms "assignment," "affiliated person," "interested person," and "majority of the outstanding voting shares" when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

         11. Governing Law. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the 1940 Act, the Advisers Act, and the 1934 Act.

         12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

         14. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:





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                 (a)      If to the Fund -

                          TIAA-CREF Institutional Mutual Funds
                          730 Third Avenue
                          New York, New York 10017-3206
                          Attention: John J. McCormack, Jr.

                 (b)      If to Advisors -

                          Teachers Advisors, Inc.
                          730 Third Avenue
                          New York, New York 10017-3206
                          Attention: Scott Evans

or to such other address as the Fund or Advisors shall designate by written notice to the other.

         15. Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the Fund and Advisors have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


By: /s/ John J. McCormack, Jr.    Attest: /s/ Ilana R. Marcus
Title: President                  Title: Assistant Secretary


TEACHERS ADVISORS, INC.


By: /s/ Scott C. Evans            Attest: /s/ Ilana R. Marcus
Title: Executive Vice President   Title: Senior Counsel





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